Exhibit 10.1

July 28, 2017

Effective as of April 1, 2017

Mitesh Dhruv

Dear Mitesh:

Thank you for your years of service to RingCentral, Inc. (the “Company”).  In recognition of your new role as Chief Financial Officer of the Company, the Company approved the following changes to your compensation:

1.	Base Salary. Effective April 1, 2017, your new annual base salary is $300,000, subject to standard withholding and deductions and paid in accordance with the Company’s standard payroll policies.

2.

Target Bonus.  Effective April 1, 2017, your new annual target MBO bonus is 100% of your base salary.  The achievement of your MBO bonus is subject to the terms and conditions of the Company’s executive bonus plan.  Any earned bonus will be paid quarterly, subject to standard withholding and deductions and paid in accordance with the Company’s standard payroll policies.  For Q2 of the current fiscal year, any earned bonus will be prorated for your service in this new role.

3.

Equity.  In connection with your promotion, you will be granted an award of 56,000 restricted stock units to purchase the Company’s Class A common stock (the “RSUs”).  Your RSUs are subject to the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), the form of RSU agreement approved for making grants thereunder, and the Company’s Equity Acceleration Policy. The RSUs will vest over an approximately 4-year period as follows: provided you remain an employee of the Company, 1/16th of the RSUs will vest on August 20, 2017, and 1/16th of the RSUs will vest on each Quarterly RSU Vesting Date thereafter over the following fifteen calendar quarters. The Quarterly RSU Vesting Dates are February 20, May 20, August 20 and November 20 of each year.

4.

Severance. If your employment is terminated by the Company for reasons other than “Cause” (as defined on Exhibit A), death or disability, or you voluntarily terminate your employment with the Company for “Good Reason” (as defined on Exhibit A), then, subject to signing and not revoking the Company’s customary separation and release agreement (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date (the “Release Deadline”), you shall be eligible to receive (i) a cash severance payment equal to 12 months of your base salary payable in semi-monthly installments in accordance with the Company’s payroll procedures, and (ii) if you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for you and your eligible dependents, then the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination) until the earlier of (A) a period of 12 months from the date of termination or (B) the date upon which you and/or your eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to you consistent with the Company’s normal expense reimbursement policy.  If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.  Subject to any payment delay necessary to comply with Section 409A (as defined on Exhibit A), your benefits under this letter that would be considered Deferred Compensation (as defined on Exhibit A) will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service.  For the avoidance of doubt, in addition to the payments and benefits described in this paragraph, if you are eligible, you will be entitled to the benefits under the Company’s equity acceleration policy.

All other terms of your employment with the Company in effect immediately prior to the Effective Date will continue to apply, except as otherwise described herein. Your employment with the Company continues to be at-will, and nothing herein is intended to constitute a guarantee of future employment or service with the Company.

I, together with the Company’s board of directors and its executive management team, recognize and value your contribution to the Company and look forward to your future accomplishments in this role.

20 Davis Drive, Belmont, CA 94002 USA • Phone: 888-528-RING (7464) • Fax: 650-620-1153 • ringcentral.com

Congratulations and Thank you!

/s/ John Marlow _______________________ John Marlow, CAO

20 Davis Drive, Belmont, CA 94002 USA • Phone: 888-528-RING (7464) • Fax: 650-620-1153 • ringcentral.com

Exhibit A

•

“Change of Control” means the occurrence of any of the following events: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization after which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, fail to own at least 50% of the voting power of the surviving entity immediately following such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, but excluding in the case of (A) and (B), (x) any consolidation or merger effected exclusively to change the domicile or state of incorporation of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, or (C) a sale, lease or other disposition of all or substantially all of the assets of the Company.

•

“Cause” means your (i) commission of fraud, misappropriation, embezzlement or breach of fiduciary duty, (ii) material breach or repeated failure to perform your employment duties to the Company or the subsidiary of the Company employing you, (iii) material breach of your confidentiality agreement or any other similar agreement between you and the Company or any subsidiary of the Company, (iv) conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair your performance of your employment duties); or (v)  commission of any act of fraud or embezzlement or any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company or any of its subsidiaries.

•

A resignation for “Good Reason” means that you resign from all positions you hold with the Company and its affiliates (or the acquirer) and at least one of the following events occurs without your consent:  (i) a material diminution of at least five percent (5%) in your overall annual compensation (it being agreed that your failure to achieve or be paid any target bonus does not constitute a 5% reduction of your overall compensation); (ii) a material diminution in your authority, responsibilities, or duties (except that a change in job position or title, without more, shall not be a material diminution), or a material diminution in the authority, responsibilities, or duties of the supervisor to whom you report either immediately prior to or after the Change of Control; provided, however, that your authority, duties and responsibilities shall be deemed to have been materially diminished if, following a Change of Control, you are no longer serving as Chief Financial Officer of the acquiring entity or ultimate parent; (iii) the Company or acquirer’s requirement that you relocate your primary work location to a location that would increase your one-way commute distance by more than thirty (30) miles (than your current commute distance to the Company’s then-current corporate offices).   For Good Reason to be established, you must provide written notice to the Company’s General Counsel within 90 days immediately following such event, the Company must fail to remedy such event within 30 days after receipt of such notice, and your resignation must be effective not later than 90 days after the expiration of such cure period.  For purposes of notice, if a “diminution” occurs incrementally over a period of time (not to exceed 12 months from the date of the Change in Control), the “event” shall not be deemed to occur at the end of such diminution period.

•

Section 409A.  It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no separation pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Further, if at the

20 Davis Drive, Belmont, CA 94002 USA • Phone: 888-528-RING (7464) • Fax: 650-620-1153 • ringcentral.com time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following you termination of employment, or your death, if earlier (the “Six-Month Delay”).  All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.

20 Davis Drive, Belmont, CA 94002 USA • Phone: 888-528-RING (7464) • Fax: 650-620-1153 • ringcentral.com